Exhibit 10.36

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is entered into by and between Blucora, Inc. (the “Company”), H.D. Vest, Inc., (“HD Vest”) and Robert D. Oros (“Executive”), effective as the date both Parties execute this Agreement (“Effective Date”). The Company and Executive are referred to herein individually, as a “Party” and collectively, as the “Parties.” Defined terms not defined in this Agreement have the meaning set forth in the Employment Agreement

WHEREAS, Executive has been employed by the Company as its Chief Executive Officer (“CEO”);

WHEREAS, Executive executed an Employment Agreement with the Company effective as of January 22, 2017 (“Employment Agreement”);

WHEREAS, Executive voluntarily resigns his employment and officer position effective November 15, 2018 (the “Separation Date”);

WHEREAS, Executive agrees to make himself available following the Separation Date to provide transition services to the Company through March 1, 2019 (the “Transition Period”);

WHEREAS, the Parties desire to set forth Executive’s separation benefits and obligations and to finally, fully and completely resolve all matters arising from or during Executive’s employment and separation from employment, any benefits, bonuses and compensation connected with such employment and all other disputes and matters that the Parties may have for any reason; and

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

End of Executive’s Employment and Transition.

(a)The Parties agree that Executive’s employment with the Company shall terminate on the Separation Date. All of Executive’s positions with the Company, including all officer positions, shall terminate effective as of the Separation Date. Executive shall execute all documents and take such further steps as may be required to effectuate such termination(s). Executive shall not perform any work except as set forth in this Agreement, and shall not make any representations or execute any documents, or take any other actions, on behalf of the Company as of the Separation Date. The Company shall pay Executive for all base salary earned but unpaid through the Separation Date, and shall reimburse Executive for all reasonable business expenses incurred and submitted in accordance with the Company’s policies.

(b)Notwithstanding the foregoing, Executive agrees to cooperate fully and provide assistance during the Transition Period, as requested by the Company, in the orderly transitioning of Executive’s duties and responsibilities to such other persons as the Company shall designate and agrees to thoroughly and diligently perform those duties and actions which are necessary or appropriate to cause such orderly transition. Executive agrees to: (i) fully inform the Company and Executive’s successors of all activities in which Executive was involved prior to the Separation Date and of the status of any projects; (ii) transfer or otherwise make available to Executive’s successors or others designated by the Company to the extent possible, all of Executive’s knowledge and experience regarding Executive’s duties; (iii) accomplish a smooth transition of Executive’s responsibilities to Executive’s successors; (iv) comply with the Company’s and HD Vest’s codes of conduct and employee handbooks, and this Agreement, (v) not take

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any action contrary to the goodwill, reputation, and ongoing business of the Company including not making any disparaging comments regarding the Company or its officers, directors, executives, shareholders or employees; and (vi) take all steps necessary to maintain, and in no way act to hinder, the foregoing duties (collectively, the “Transition Services”). Executive acknowledges and agrees that Executive shall continue to receive his base salary during the Transition Period as compensation for the Transition Services but shall receive no other compensation other than the compensation and benefits provided for in this Agreement. Should Executive provide the Transition Services to the satisfaction of the Company throughout the term of the Transition Period, Executive will be entitled to vest previously granted equity, which has vesting dates during the Transition Period. Further, the Company and Executive agree that, should Executive accept a full-time role which (a) does not violate Section 7 of this Agreement or the terms of the Surviving Agreement (as defined below), (b) has a start date of January 1, 2019 or later, and (c) for which no public announcement in any way related to Executive’s acceptance of the role or employment with the employer is made before January 1, 2019, Executive may terminate the Transition Period with fifteen days’ notice to the Company. If Executive terminates the Transition Period pursuant to this Section 1(b) prior to the date of vesting of any equity awards that occurs during the Transition Period, Executive will forfeit the vesting of equity which would have otherwise vested in the Transition Period.

2.    Consideration. Provided that Executive complies and remains in continued compliance with this Agreement and the Surviving Agreement and does not revoke this Agreement under Section 17, the Company agrees to waive Executive’s obligation in Exhibit C of the Employment Agreement, Commuting, Relocation and Other Expenses, to repay to the Company all Moving/Commuting Expenses paid by the Company or reimbursed to the Executive. Executive acknowledges and agrees that, but for this Agreement, Executive is not otherwise entitled to the consideration set forth in this Section 2. In the event Executive fails to timely execute this Agreement, or revokes this Agreement in accordance with Section 17 below, or breaches the terms of this Agreement, Executive must fully repay to the Company all Moving/Commuting Expenses as set forth in Exhibit C of the Employment Agreement. Other than the consideration provided for in this Agreement, Executive shall not be entitled to any additional compensation, bonuses, severance pay, payments, grants, options or benefits under the Employment Agreement, any other agreement or any benefit plan, long term incentive plan, short term incentive plan, severance pay plan or bonus or incentive program established by the Company.
3.    Release. In consideration of the promises of the Company provided herein, including, the consideration provided for in Section 2 and other consideration provided for in this Agreement, that being good and valuable consideration, the receipt, adequacy and sufficiency of which Executive acknowledges, Executive, on Executive’s own behalf and on behalf of Executive’s agents, administrators, representatives, executors, successors, heirs, devisees and assigns (collectively, the “Executive Releasing Parties”) hereby fully and forever waives, releases, extinguishes and discharges the Company, HD Vest their shareholders, their affiliates, subsidiaries and each of their respective past, present and future parents, owners, officers, directors, shareholders, members, executives, employees, consultants, independent contractors, partners, agents, attorneys, advisers, insurers, fiduciaries, employee benefit plans, representatives, successors and assigns (each, a “Company Released Party” and collectively, the “Company Released Parties”), jointly and severally, from any and all claims, rights, demands, debts, obligations, losses, causes of action, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever (collectively, the “Claims”), whether known or unknown, suspected or unsuspected, accrued or unaccrued, whether at law, equity, administrative, statutory or otherwise, and whether for injunctive relief, back pay, front pay, fringe benefits, reinstatement, reemployment, compensatory damages, punitive damages, or any other kind of damages, which any of Executive Releasing Parties have, had or may have against any of the Company Released Parties relating to or arising out of any matter arising on or before the date this Agreement is

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executed by Executive. Such released Claims include, without limitation, all Claims arising from or relating to Executive’s employment with the Company or the termination of that employment relationship or any circumstances related thereto, or any other matter, cause or thing whatsoever, including without limitation all Claims arising at law or equity or sounding in contract (express or implied) or tort, Claims arising by statute, common law or otherwise, Claims arising under any federal, state, county or local laws, of any jurisdiction, including Claims for wrongful discharge, libel, slander, breach of express or implied contract or implied covenant of good faith and fair dealing, Claims for alleged fraud, concealment, negligence, negligent misrepresentation, promissory estoppel, quantum meruit, intentional or negligent infliction of emotional distress, violation of public policy, and Claims for discrimination, retaliation, sexual harassment and Claims arising under any laws that prohibit age, sex, sexual orientation, race, national origin, color, disability, religion, veteran, workers’ compensation or any other form of discrimination, harassment, or retaliation, including, without limitation, Claims under the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §1981, the Civil Rights Act of 1991, the Civil Rights Act of 1866 and/or 1871, the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act of 2009, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act of 1993, the Occupational Safety and Health Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Nondiscrimination Act, the National Labor Relations Act, the Labor Management Relations Act, the Immigration Reform and Control Act, any statute or laws of the State of Texas (including but not limited to the Texas Labor Code), the State of Massachusettes (including the Fair Employment Practices Act), any other t federal or state laws, any other federal, state, local, municipal or common law whistleblower, discrimination or anti-retaliation statute law or ordinance, and any other Claims arising under state or federal law, as well as any expenses, costs or attorneys’ fees. Except as required by law, Executive agrees that Executive will not commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, charge, petition, complaint or Claim before any court, agency or tribunal against the Company or any of the Company Released Parties arising from, concerned with, or otherwise relating to, in whole or in part, Executive’s employment, the terms and conditions of Executive’s employment, or Executive’s separation from employment with the Company or any of the matters or Claims discharged and released in this Agreement. This release shall not apply to any of the Company’s obligations under this Agreement.
4.    No Interference. Nothing in this Agreement or the Surviving Agreement is intended to interfere with Executive’s right to report possible violations of federal, state or local law or regulation to any governmental or law enforcement agency or entity, or to make other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Executive further acknowledges that nothing in this Agreement is intended to interfere with Executive’s right to file a claim or charge with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission (the “EEOC”), any state human rights commission, or any other government agency or entity. In making such disclosures, Executive need not seek prior authorization from the Company, and is not required to notify the Company of any such reports, disclosures or conduct. However, by executing this Agreement, Executive hereby waives the right to recover any damages or benefits in any proceeding Executive may bring before the EEOC, any state human rights commission, or any other government agency or entity or in any proceeding brought by the EEOC, any state human rights commission, or any other government agency or entity on Executive’s behalf with respect to any Claim released in this Agreement; except that Executive may receive bounty money awarded by the U.S. Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934 or any similar provision.

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5.    Known Violations. Executive represents and warrants that Executive is not aware of any illegal acts committed by or on behalf of the Company and represents that if Executive is or had been aware of any such conduct, that Executive has properly reported the same to the Company’s Chief Legal Officer in writing. Executive further represents and warrants that Executive is not aware of any (i) violations, allegations or claims that the Company has violated any federal, state, local or foreign law or regulation of any kind, or (ii) any facts, basis or circumstances relating to any alleged violations, allegations or claims that the Company has violated any federal, state, local or foreign law or regulation of any kind. If Executive learns of any such information, Executive shall immediately inform the Company’s Chief Legal Officer.
6.    Return of Company Property. Within three days of the Separation Date, Executive shall, to the extent not previously returned or delivered, without copying or retaining any copies: (a) return all equipment, records, files, documents, data, computer programs, programs or other materials and property in Executive’s possession which belong to the Company or any one or more of its affiliates, including, without limitation, all computer access codes, messaging devices, credit cards, cell phones, laptops, computers and related equipment, keys and access cards; and (b) deliver all original and copies of The Company Confidential Information, notes, materials, records, reports, plans, data or other documents, files or programs (whether stored in paper form, computer form, digital form, electronically or otherwise or on Executive’s personal computer or any other media) that relate or refer to (1) the Company or any one or more of its affiliates, or (2) the Company’s or any one or more of its affiliates’ financial information, financial data, financial statements, personnel information, business information, strategies, sales, customers, suppliers, The Company Confidential Information or similar information. Should Executive later discover additional items described or referenced in subsections (a) or (b) above, Executive will promptly notify the Company and return/deliver such items to the Company.
7.    Surviving Agreement. Executive and the Company agree that the provisions in Exhibit A to the Employment Agreement, Supplementary Terms of Employment – Chief Executive Officer, H.D. Vest, Inc. (“Surviving Agreement”), shall survive the termination of Executive’s employment and this Agreement and shall remain in full force and effect as set forth therein except as hereby amended:
“11. Non-Competition:

(a)
For a period of two (2) years following the Separation Date, Executive shall not, within the United States and Canada, accept employment with or provide services for any entity whose business is or which takes steps to establish a business that will be, or engage in any activities that are, competitive with the Company’s business. For purposes of this paragraph 11, ‘the Company’s business’ shall mean (a) preparation and tax preparation-related products and services provided to consumers and small businesses, and to or through tax professionals; (b) investment and insurance products or services, and related advice and brokerage services, provided to or through tax professionals or in conjunction with tax preparation services, and (c) providing tax advice, enabling the provision of tax advice or using tax relationships or data to inform or enable the provision of investing advice and guidance.

(b)
For a period of two (2) years following the Separation Date, Executive shall not work with or for, or provide any services for, whether paid or unpaid, Lightyear, Genstar, and Stone Point, and any entity that advises or sponsors First Global, Cetera or Kestra.

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(c)
For a period of two (2) years following the Separation Date, Executive shall seek and obtain the Company’s approval to provide any consulting services, whether paid or unpaid, to or for any person or entity.”

“12. Non-Solicitation: For a period of two (2) years following the Separation Date, on Executive’s own behalf or on behalf of any other person or entity, Executive shall not solicit, induce or attempt to influence directly or indirectly any employee of the Company to work for Executive or any other person or entity for whom Executive works or intends to work, not shall Executive solicit, induce or attempt to influence directly or indirectly any customer, business partner, supplier or vendor of the Company to terminate his/her/its business relationship with the Company.”
8.    Non-Disparagement. Executive agrees that the Company’s goodwill and reputation are assets of great value to the Company which have been obtained and maintained through great costs, time and effort. Therefore, Executive shall not in any way disparage, libel or defame the Company, its business or business practices, its products or services, or its shareholders, managers, officers, directors, employees, investors or affiliates. The rights afforded the Company under this provision are in addition to any and all rights and remedies otherwise afforded by law. Nothing in this Section 8 is intended to interfere with Executive’s rights in Section 4.
9.    Neutral Reference. The Company agrees to provide a neutral reference regarding Executive’s employment with the Company and HD Vest. The Company shall state only Executive’s position, compensation, separation date and that Executive left the Company to pursue other opportunities.
10.    Cooperation. As a further material inducement to the Company to provide Executive the consideration provided for in Section 2 and subject to Section 4, Executive agrees (A) to cooperate and provide reasonable assistance, at the request of the Company, in the transitioning of Executive’s job duties and responsibilities, (B) to be reasonably available to the Company or its representatives (including attorneys) to provide general advice or assistance as requested by the Company, and (C) to cooperate and provide reasonable assistance, at the request of the Company, in any and all investigations or other legal, equitable or business matters or proceedings which involve any matters for which Executive worked on or had responsibility during Executive’s employment with the Company. This includes but is not limited to testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to the Company in connection with any investigation, claim or suit, and cooperating with the Company regarding any investigation, litigation, claims or other disputed items involving the Company that relate to matters within the knowledge or responsibility of Executive. Specifically, Executive agrees (i) to meet with the Company’s representatives, its counsel or other designees at reasonable times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding the same to any court, agency or other adjudicatory body; (iii) to provide the Company with immediate notice of contact or subpoena by any non-governmental party; and (iv) to not voluntarily assist any non-governmental adverse party or such non-governmental adverse party’s representatives. Executive acknowledges and understands that Executive’s obligations of cooperation under this Section 10 are not limited in time and may include, but shall not be limited to, the need for or availability for testimony. Executive shall receive no additional compensation for time spent assisting the Company pursuant to this Section 10 other than the compensation and benefits provided for in this Agreement, provided that Executive shall be entitled to be reimbursed for any reasonable out-of-pocket expenses incurred in fulfilling Executive’s obligations pursuant to subsections (i) and (ii) above. Nothing in this Section 10 is intended to interfere with Executive’s rights in Section 4.

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11.    No Assignment of Claims. Executive represents that Executive has not transferred or assigned, to any person or entity, any claim involving the Company or the Released Parties, or any portion thereof or interest therein. The Parties acknowledge and agree that nothing in this Agreement shall prohibit payment of any amounts due to Executive under this Agreement to Executive’s estate or legal guardian.
12.    Binding Effect of Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors, assigns, executors, administrators, heirs and estates. The Released Parties are third-party beneficiaries of this Agreement.
13.    Controlling Law and Venue. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Texas, without regard to any conflict of law principles. The Company and Executive agree that the language in this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, either of the Parties. The Parties agree that the Arbitration provisions in Section V of the Surviving Agreement shall govern any dispute regarding this Agreement, the Surviving Agreement and any other claim or dispute between Executive and the Company or HD Vest. Venue of any claim or dispute that is not covered by the Arbitration provisions in Section V of the Surviving Agreement shall be in a state district court of competent jurisdiction in Dallas County, Texas, or the United States District Court for the Northern District of Texas.
14.    Severability. Should any provision of this Agreement be declared or determined to be illegal or invalid by any government agency or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect. Upon any finding by any government agency or court of competent jurisdiction that Section 3 above is illegal or invalid, Executive agrees to execute a valid and enforceable general release.
15.    Breach of Agreement. In the event Executive breaches any portion, or challenges the enforceability, of this Agreement, Executive shall pay the Company (i) an amount equal to all Moving/Commuting Expenses the Company paid on Executive’s behalf or reimbursed to Executive, (ii) all attorneys’ fees, expenses and costs the Company incurs in such action, and (iii) any and all other damages to which the Company may be entitled at law or in equity as a result of a breach of this Agreement.
16.    Knowing and Voluntary Waiver. Executive acknowledges that Executive has had an opportunity to review all aspects of this Agreement, the Company is advising and has advised Executive in writing (i.e., through this Agreement) to consult with an attorney of Executive’s own choosing at Executive’s cost, regarding the effect of this Agreement, and Executive has had a reasonable opportunity to do so, if so desired. Executive understands it is Executive’s choice whether or not to enter into this Agreement and that Executive’s decision to do so is voluntary and is made knowingly. Executive acknowledges and understands that this Agreement specifically releases and waives all rights and claims Executive may have under the Age Discrimination in Employment Act (“ADEA”) prior to the date on which Executive signs this Agreement. Furthermore, Executive acknowledges that the promises and benefits provided for in Section 2 of this Agreement will be delayed until this Agreement becomes effective, enforceable and irrevocable.
17.    Time for Consideration. Executive has knowingly and voluntarily entered into this Agreement, and acknowledges that Executive has been given a period of 21 days from the date Executive received this Agreement to review and consider this Agreement before executing it. Executive understands that Executive has the right to use as much or as little of the 21 day period as Executive wishes before executing this Agreement. Accordingly, Executive understands Executive may execute this Agreement as soon as Executive wishes to execute it within the 21 day period. The signed Agreement must be returned to the Company, ATTN: Ann Bruder, 6333 State Hwy 161, 6th floor, Irving, TX 75038, before the end of

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such 21 day period. Executive further understands that Executive may revoke this his agreement to release claims under the ADEA, within seven days after signing this Agreement, in which case the consideration provided for in Section 2 of this Agreement shall be null and void, and Executive shall fully repay to the Company all Moving/Commuting Expenses as set forth in Exhibit C of the Employment Agreement within 30 days after the Separation Date. Revocation is only effective if Executive delivers a written notice of revocation to the Company, ATTN: Ann Bruder, 6333 State Hwy 161, 6th floor, Irving, TX 75038, within seven days after executing the Agreement.
18.    No Admission of Liability. This Agreement shall not in any way be construed as an admission by the Company or Executive of any acts of wrongdoing or violation of any statute, law, or legal right. Rather, the Parties specifically deny and disclaim that either has any liability to the other, but are willing to enter this Agreement at this time to definitely resolve once and forever this matter and to avoid the costs, expense, and delay of litigation.
19.    Entire Agreement. This Agreement and the Surviving Agreement constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof, and fully supersede all prior and contemporaneous negotiations, understandings, representations, writings, discussions and/or agreements between the Parties, whether oral or written, pertaining to or concerning the subject matter of this Agreement, including the Employment Agreement. No oral statements or other prior written material not specifically incorporated into this Agreement, except for the Surviving Agreements, shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated into this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Agreement must be signed by all Parties to this Agreement.
20.    Disclaimer of Reliance. Except for the specific representations expressly made by the Company in this Agreement, Executive specifically disclaims that Executive is relying upon or has relied upon on any communications, promises, statements, inducements, or representation(s) that may have been made, oral or written, regarding the subject matter of this Agreement. The Parties represent that they are relying solely and only on their own judgment in entering into this Agreement.
21.    No Waiver. Failure of the Company to exercise and/or delay in exercising any right, power or privilege in this Agreement or the Surviving Agreements shall not operate as a waiver. No waiver of the Company’s rights hereunder shall be effective unless it is in writing and signed by the Company. The Company’s waiver of any provision of the Agreement or the Surviving Agreement shall not constitute (i) a continuing waiver of that provision, or (ii) a waiver of any other provision of this Agreement. Furthermore, no waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.
22.    Counterparts. This Agreement may be executed by the Parties in multiple counterparts, whether or not all signatories appear on these counterparts (including via electronic signatures and exchange of PDF documents via email), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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PLEASE READ CAREFULLY – THIS AGREEMENT INCLUDES A RELEASE OF CLAIMS, INCLUDING A RELEASE OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. BEFORE SIGNING THIS AGREEMENT, READ IT, AND CAREFULLY CONSIDER IT. IF YOU CHOOSE, DISCUSS THIS AGREEMENT WITH YOUR ATTORNEY (AT YOUR OWN EXPENSE).

MY SIGNATURE BELOW MEANS THAT I HAVE READ THIS AGREEMENT AND AGREE AND CONSENT TO ALL THE TERMS AND CONDITIONS CONTAINED IN THIS AGREEMENT.

ACCEPTED AND AGREED TO BY:

EXECUTIVE

/s/ Robert D. Oros
ROBERT D. OROS

October 28, 2018                       _________
Date

BLUCORA, INC.

By:    /s/Ann J. Bruder

Title:    Chief Legal Officer

Date:    October 28, 2018

H.D. VEST, INC.

By:    Scott Rawlins

Title:    President

Date:    October 28, 2018